China Green Agriculture, Inc. Reports First Quarter Fiscal Year 2011 Financial Results and Affirms Fiscal Year 2011 Guidance

-- Net sales were $39.5 million, up 250.1% from $11.3 million in Q1FY10*
-- Net income totaled $7.8 million, up 48.4% from $5.2 million in Q1FY10*
-- Company affirms Fiscal Year 2011 Guidance: Revenue, Net Income and EPS of at least $150.5 Million, $36.2 Million, and $1.35, respectively
-- Management to host Earnings Conference Call at 9:00am ET, Wednesday, November 10, 2010

XI'AN, China, Nov. 10, 2010 /PRNewswire-Asia-FirstCall/ -- China Green Agriculture, Inc. (NYSE: CGA) ("China Green Agriculture" or "the Company"), a leading producer and distributor of humic acid ("HA") based compound fertilizer, blended fertilizer, organic compound fertilizer and mixed organic-inorganic compound fertilizer through its wholly owned subsidiaries, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. and Beijing Gufeng Chemical Products Co., Ltd. ("Gufeng"), today announced the financial results for the quarter ended September 30, 2010, i.e., the first quarter of fiscal year 2011.

Financial Summary

First Quarter FY 2011 Results (USD)
(Three months ended September 30, 2010)

	Q1 FY2011	Q1 FY2010	CHANGE*

Net Sales	$39.5 million	$11.3 million	+250.1%
Gross Profit	$13.1 million	$7.0 million	+88.8%
Net Income	$7.8 million	$5.2 million	+48.4%
EPS (Basic and Fully Diluted)	$0.30	$0.24	+ 23.9%
Basic Weighted Average Shares Outstanding	25.9 million	21.6 million	+19.8%
Fully Diluted Weighted Average Shares Outstanding	26.0 million	21.7 million	+20.3%

*The Company’s results for the current fiscal quarter include the operating results of Beijing Gufeng Chemical Products Co., Ltd., a company organized under the laws of the People’s Republic of China, and its wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd., which we acquired in July 2010 and whose results were not included in our results for any period prior to the acquisition.

"We are pleased with our strong performance in the first quarter.  While Gufeng added $21.8 million to our net sales, Jinong turned in a solid performance with a 62.8% of sales increase compared to the first quarter of fiscal 2010," stated Mr. Tao Li, Chairman, President and Chief Executive Officer of China Green Agriculture.

"During this quarter we made substantial progress in many key areas of our business. Our consolidated product portfolio expanded to 464 products as Jinong launched five new humic acid based liquid and powder fertilizer products and Gufeng launched two new blended fertilizers.  Our nationwide distribution network expanded to 740 distributors as Jinong added 13 and Gufeng contributed its 150 distributors and added 2 distributors in the quarter. The construction of Yuxing is also progressing well. In addition to the completion of the 100 sunlight greenhouses in June 2010, which are now operational, we have built the foundation and structure of the six intelligent greenhouses as of September 30, 2010."

First Quarter of FY2011 Results of Operations

Our net sales for the quarter ended September 30, 2010 were $39.5 million, an increase of 250.1%, from $11.3 million for the quarter ended September 30, 2009.

Our newly acquired Gufeng contributed $ 21.8 million in net sales, representing 55.2% of our total net sales, in the quarter ended September 30, 2010. Jinong's net sales increased 62.8%, to $16.6 million for the three months ended September 30, 2010, from $10.2 million for the corresponding period last year. Net sales from Jinong, which accounted for 42% of our total net sales, were driven by the higher sales of our new products released since September 30, 2009 including liquid, powder and granular fertilizers.  This increase was mainly attributable to the sales of more new products including our liquid fertilizer, powder fertilizers, and particularly, the lower-margin granular fertilizers released since our 40,000 metric-ton production line began production in August 2009. Jintai's net sales, which include sales of agricultural products, namely top-grade fruits, vegetables, flowers and colored seedlings which are produced using our own fertilizers were flat at $1.1 million for the three months ended September 30, 2010 compared to the same period in 2009. Given Jintai's greenhouse facility approximately reached its full capacity during the fiscal 2010, we do not expect any significant sales growth of agriculture products from Jintai in the near future.  We are now trying to improve the product mix with more higher-margin products such as butterfly orchids and red-leaf flowers and discontinue some lower margin products such as colored pepper and eggplant. Therefore, we do expect a flat growth in revenues however with a slightly better margin going forward. In addition, our Yuxing segment had no revenues during the period ended September 30, 2010. However, since we completed 100 sunlight greenhouses at Yuxing, we expect that sales revenue of agriculture products will increase when Yuxing begins to produce agriculture products during the second half of the fiscal year 2011.

Cost of goods sold for the first quarter of fiscal year 2011 increased $22.0 million or 510.1% from approximately $4.3 million reported in the first quarter of fiscal year 2010. The significant increase of cost of goods sold was attributable to the increase in raw materials and packaging materials costs for our recently introduced powder and liquid fertilizer products from Jinong and the integration of Gufeng which accounted 71.7% of total cost of goods sold. Cost of sales as a percentage of sales was approximately 66.7% for the first quarter of fiscal year 2011 and 38.3% for the same period of fiscal year 2010.

Gross profit for the three months ended September 30, 2010 increased by $6.2 million, or 88.8% to $13.1 million from $7.0 million for the three months ended September 30, 2009.  Gross profit margin decreased to approximately 33.3% for the first quarter of fiscal year 2011 from 61.7% for the same period of last year. The decrease was primarily due to higher sales of lower-margin granular fertilizer products, mostly as a result of the acquisition of Gufeng.

Selling expenses were $1.4 million, an increase of $1.2 million, or 556.5% compared to the same period of prior year. The increase in selling expenses was primarily a result of higher marketing costs from Jinong in the quarter and higher shipping costs from Gufeng.

General and administrative expenses for the first quarter of fiscal year 2011 were $2.1 million, an increased of 292.8%, from the same period of prior year. The increase reflected $0.2 million acquisition expense for Gufeng and the non-cash amortization expenses of $0.2 million from Gufeng's estimated intangible assets. In addition, salaries and non-cash stock compensation expense increased to $0.6 million as a result of our issuance of options and restricted shares to our directors, officers and employees under our 2009 Equity Incentive Plan.

Total operating expenses as a percentage of sales for the first quarter of fiscal year 2011 was 8.9% compared to 6.6% for the same period of last year.

Operating income for the first quarter of fiscal year 2011 was $9.6 million, up 55.0% from $6.2 million in the first quarter of fiscal year 2010. Operating margin was 24.4%, compared to 55.1% in the same quarter of fiscal year 2010.

Net income for the first quarter of fiscal year 2011 was $7.8 million, up 48.4% from $5.2 million during the same period in fiscal year 2010. For the three month period ended September 30, 2010 diluted net income per share was $0.30 as compared to $0.24 for the same period in 2009, based on diluted weighted average shares outstanding of 26.0 million and 21.7 million, respectively. Net income margin approximated 19.7% and 46.5% for the three months ended September 30, 2010 and 2009, respectively.

Financial Condition

As of September 30, 2010, cash and cash equivalents were $53.9 million, a decrease of $8.4 million or 13.5%, from $62.3 million as of June 30, 2010.

Our principal sources of liquidity include cash from operations, borrowings from local commercial banks and net proceeds of offerings of our securities consummated in July 2009 and November/December 2009.

Fiscal Year 2011 and the Second Quarter Guidance

Management expects the Company to earn revenues from $150.5 million to $152.8 million, net income from $36.2 million to $36.8 million, and EPS from $1.35 to $1.37 based on 26.8 million weighted average shares. For the second quarter ending December 31, 2010, management expects revenues from $33.1 million to $33.3 million, net income from $7.76 million to $7.86 million, and EPS of $0.29 based on 26.9 million weighted average shares. This guidance reaffirms the previously disclosed guidance for the full fiscal year of 2011.

Outlook

Chairman Li commented: "Our strong organic sales growth augmented by the Gufeng acquisition gives us a solid platform for continuous growth. With the integration of Gufeng underway, we will continue to enhance our product portfolio and distribution channels, fully utilize and expand capacity, and optimize operational efficiency. We believe our enlarged portfolio of diversified and branded products combined with continued solid financial performance will position us well to capitalize on the inevitable consolidation in the highly fragmented Chinese fertilizer industry and to create value for our shareholders."

Conference Call

The Company will host a conference call to discuss the first quarter 2011 financial results at 9:00 a.m. ET on Wednesday, November 10, 2010.

To participate in the conference call, please dial any of the following numbers:

USA:	1-877 407-8031
International:	1-201-689-8031

The conference ID for the call is 360513.

A replay of the call will remain available through 11:59 PM ET on November 23, 2010.

To access the replay, please dial any of the following numbers:

USA:	1-877-660-6853
International:	1-201-612-7415

Replay Passcodes (both required for playback):
Account:	286
Conference ID:	360513

This conference call will be broadcast live over the Internet. To listen to the live webcast, go to http://www.ir-site.com/cgagri/events.asp. Investors can also access the webcast at http://www.InvestorCalendar.com.

About China Green Agriculture, Inc.

China Green Agriculture, Inc. mainly produces and distributes humic acid (HA)-based compound fertilizers and other varieties of compound fertilizers through its wholly-owned subsidiaries, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. ("Jinong") and Beijing Gufeng Chemical Products Co., Ltd. ("Gufeng"). Jinong produces and sells 162 different kinds of fertilizer products, all of which are certified by the PRC government as Green Food Production Materials, as stated by the China Green Food Research Center. Jinong currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products in 21 provinces, four autonomous regions and three central-government-controlled municipalities in the PRC. For the three months ended September 30, 2010, the top five provinces of fertilizer sales accounted for 24.1% of total revenues. The five provinces and their respective percentage contribution to total fertilizer revenues were Hebei (7.6%), Heilongjiang (6.1%), Liaoning (5.2%), Jilin (4.8%), and Shaanxi (4.6%).  Jinong had 588 distributors in China. Gufeng had 152 distributors including some large state-owned enterprises. The recently acquired company, Gufeng and its wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd., are Beijing-based producers of compound fertilizer, blended fertilizer, organic compound fertilizer and mixed organic-inorganic compound fertilizer. Gufeng produces and sells over 300 different kinds of fertilizer products, and has over 150 distributors nationwide. For more information, visit http://www.cgagri.com .

Safe Harbor Statement

This press release contains forward-looking statements concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulation.

For investor and media inquiries, please contact:

China Green Agriculture, Inc.
Mr. Ken Ren, Chief Financial Officer
Tel: +1-530-220-3026
Email: kenren@cgagri.com

Christensen
Rene Vanguestaine
Tel: +1-646-209-2574
+852-6686-1376
Email: rvanguestaine@christensenir.com

or

Kathy Li
Tel: +1-480-614-3036
Email: kli@christensenir.com

CONTACT: Mr. Ken Ren, Chief Financial Officer, China Green Agriculture, Inc. at +1-530-220-3026 or kenren@cgagri.com; Christensen: Rene Vanguestaine at +1-646-209-2574, +852-6686-1376 or rvanguestaine@christensenir.com; Kathy Li at +1-480-614-3036 or kli@christensenir.com